UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 18, 2024

Diebold Nixdorf, Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-4879	34-0183970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Orchard Avenue NE North Canton, Ohio	44720-2556
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 490-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	DBD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Notes

On December 18, 2024, Diebold Nixdorf, Incorporated (the “Company”) issued $950.0 million aggregate principal amount of 7.750% Senior Secured Notes due 2030 (the “Notes”) in an offering (the “Notes Offering”) to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to persons outside the United States under Regulation S under the Securities Act. The Notes were issued at a price of 100.000% their principal amount.

The Notes were issued pursuant to an indenture, dated as of December 18, 2024 (the “Indenture”), among the Company, as issuer, the subsidiaries of the Company named therein as guarantors, and Regions Bank, as trustee and notes collateral agent.

The Company used the net proceeds of the Notes Offering, together with borrowings under the New Revolving Credit Facility (as defined below) and cash on hand, to (i) repurchase all of the term loans under the Exit Facility (as defined below), (ii) repay all of the borrowings outstanding under the Existing Revolving Credit Facility (as defined below), and (iii) pay all related premiums, fees and expenses.

The Notes are the senior secured obligations of the Company and are guaranteed, on a senior secured basis, jointly and severally, by (i) as of the issue date of the Notes, each of the Company’s subsidiaries that is a borrower under or guarantees the obligations under the New Revolving Credit Facility and (ii) following the issue date of the Notes, any of the Company’s existing or future wholly owned domestic subsidiaries (other than certain excluded subsidiaries) that is a borrower under or guarantees the obligations under the New Revolving Credit Facility or incurs or guarantees certain capital markets indebtedness (the “Guarantors”). Additionally, the Notes and the related guarantees are secured by first-priority liens on substantially all of the tangible and intangible assets of the Company and the Guarantors, in each case subject to certain exclusions and permitted liens, which collateral also secures, on a pari passu basis, the New Revolving Credit Facility.

The Notes bear interest at the rate of 7.750% per annum, which accrues from December 18, 2024 and is payable in arrears on March 31 and September 30 of each year, commencing on March 31, 2025. The Notes mature on March 31, 2030, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the Indenture.

The Company may redeem some or all of the Notes at the redemption prices and on the terms specified in the Indenture. If the Company or any of its restricted subsidiaries sells certain of its assets or if the Company experiences specific kinds of changes of control and a ratings event, then the Company must offer to repurchase the Notes on the terms set forth in the Indenture.

The Indenture contains certain customary covenants that, among other things, limit the Company’s and its restricted subsidiaries’ ability to incur indebtedness, pay dividends, repurchase or redeem capital stock or make other restricted payments, make certain investments, incur liens, sell assets, enter into restrictions affecting the ability of restricted subsidiaries that are non-Guarantors to make distributions, loans or advances or transfer assets to the Company or the Guarantors, enter into transactions with their affiliates, designate restricted subsidiaries as unrestricted subsidiaries, merge or consolidate with other persons or transfer all or substantially all of their assets. The Indenture also includes customary events of default, including payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain bankruptcy and insolvency events of default or judgment defaults in excess of specified amounts and defaults in respect of the maintenance of the liens on the collateral securing the notes. If any such event of default occurs and is continuing under the Indenture (other than certain bankruptcy and insolvency events of default), the trustee or the holders of at least 30% in principal amount of the total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. If certain bankruptcy and insolvency events of default occur, the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding Notes will become due and payable immediately without any declaration or other act on the part of the trustee or the holders of the Notes.

The above summary of the Indenture is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

New Credit Agreement

On December 18, 2024, the Company entered into a new credit agreement (the “New Credit Agreement”), with certain financial institutions, as lenders, and Goldman Sachs Bank USA, as administrative agent and collateral agent, providing for, among other things, a new $310.0 million revolving credit facility maturing on December 18, 2029 (the “New Revolving Credit Facility”).

The Company may repay the loans under the New Revolving Credit Facility at any time. Amounts borrowed and repaid under the New Revolving Credit Facility may be reborrowed.

The obligations of the Company under the New Revolving Credit Facility are guaranteed by the Guarantors. The New Revolving Credit Facility and related guarantees are secured by first-priority liens on substantially all of the tangible and intangible assets of the Company and the Guarantors, in each case subject to certain exclusions and permitted liens, which collateral also secures, on a pari passu basis, the Notes.

Loans under the New Revolving Credit Facility bear interest at an adjusted secured overnight financing rate plus a margin of 2.75% to 3.50% per annum or an adjusted base rate plus a margin of 1.75% to 2.50% per annum, in each case based on the consolidated first lien debt ratio of the Company and its restricted subsidiaries.

The New Revolving Credit Facility includes conditions precedent, representations and warranties, affirmative and negative covenants and events of default that are customary for financings of this type and size.

The above summary of the New Credit Agreement is qualified in its entirety by reference to the New Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the closing of the Notes Offering and the entry into the New Credit Agreement, on December 18, 2024, the Company terminated the commitments under, and discharged and released all guarantees and liens existing in connection with, its $200.0 million superior-priority senior secured revolving credit facility with certain financial institutions party thereto, as lenders, and PNC Bank, National Association, as administrative agent and collateral agent (the “Existing Revolving Credit Facility”).

Item 2.03.	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

In connection with the transactions described above, the Company is furnishing as Exhibit 99.1 hereto the press release announcing the closing of the Notes Offering and the entry into the New Credit Agreement.

The information in this Item 7.01 and in Exhibit 99.1 to this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in filings under the Securities Act.

Item 8.01.	Other Events.

In connection with the closing of the Notes Offering and the entry into the New Credit Agreement, on December 18, 2024, pursuant to the previously announced Dutch auction, the Company repurchased the entire $1,050.0 million aggregate principal amount of the term loans outstanding under its senior secured term loan credit facility with certain financial institutions party thereto, as lenders, GLAS USA LLC, as administrative agent, and GLAS Americas LLC, as collateral agent (the “Exit Facility”), at a purchase price of 102.0% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the purchase date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of December 18, 2024, among Diebold Nixdorf, Incorporated, as issuer, the subsidiaries of Diebold Nixdorf, Incorporated named therein as guarantors, and Regions Bank, as trustee and notes collateral agent, relating to Diebold Nixdorf, Incorporated’s 7.750% Senior Secured Notes due 2030

4.2	Form of 7.750% Senior Secured Notes due 2030 (included in Exhibit 4.1)

10.1*	Credit Agreement, dated as of December 18, 2024, among Diebold Nixdorf, Incorporated, as borrower, the financial institutions party thereto, as lenders, and Goldman Sachs Bank USA, as administrative agent and collateral agent

99.1	Press Release of Diebold Nixdorf, Incorporated dated December 18, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2024	Diebold Nixdorf, Incorporated

	By:	/s/ Elizabeth C. Radigan
	Name:	Elizabeth C. Radigan
	Title:	Executive Vice President, Chief Legal Officer and Secretary